UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 21, 2005

ROYAL CARIBBEAN CRUISES LTD.
_____________________________________________
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
_______________________________________________
(State or Other Jurisdiction of Incorporation)
1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)
1050 Caribbean Way, Miami, Florida	33132.

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000
Not Applicable
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02	Results of Operations and Financial Condition.

On April 21, 2005, Royal Caribbean Cruises Ltd. issued a press release entitled “Royal Caribbean Cruises Ltd. Reports Record First Quarter Earnings.” A copy of this press release is furnished as Exhibit 99.1 to this report. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of Royal Caribbean Cruises Ltd., whether made before or after the filing of this report, regardless of any general incorporation language in the filing.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1 – Press release entitled “Royal Caribbean Cruises Ltd. Reports Record First Quarter Earnings” dated April 21, 2005 (furnished pursuant to Item 2.02).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	April 21, 2005	By:	/s/ Bonnie Biumi

			Name:	Bonnie Biumi
			Title:	Senior Vice President and Treasurer

Exhibit 99.1

News From
Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Lynn Martenstein or Dan Mathewes

(305) 539-6570 or (305) 539-6153

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD. REPORTS

RECORD FIRST QUARTER EARNINGS

MIAMI – April 21, 2005 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) reported today that net income for the first quarter of 2005 was $135.3 million, or $0.63 per share. This compares to $95.8 million, or $0.47 per share, for the first quarter of 2004. Revenues for the first quarter of 2005 increased 10.0% to $1.2 billion from revenues of $1.1 billion in the first quarter of 2004. The increase in revenues was attributable to an improvement in cruise ticket prices, a 3.3% increase in capacity and increases in occupancy and onboard revenues. Gross Yields and Net Yields for the first quarter of 2005 increased 6.5% and 8.2% from the first quarter of 2004, respectively. Occupancy reached a record level for the first quarter, at 105.7%, up from 104.2% in the first quarter of 2004.

The pace of bookings and consumer demand remains positive and on track with the company’s previous expectations. First quarter Net Yield performance allows the company to narrow its full year Net Yield guidance to an increase in the range of 6% to 7%. The company currently expects Net Yields for the second quarter of 2005 will increase approximately 6%.

“We are very pleased with our first quarter results,” said Richard D. Fain, chairman and chief executive officer of Royal Caribbean Cruises Ltd. “All key elements of the business performed very well, but the high cost of fuel is a major focus.”

During the quarter, the company passed an important milestone. Net debt to capital dropped to below 50%, demonstrating solid progress in the company’s program to strengthen its balance sheet.

For the first quarter of 2005, Gross Cruise Costs and Net Cruise Costs per APCD increased 4.6% and 6.0%, respectively, compared to the same quarter in 2004. Inflationary pressures, especially related to fuel costs, are the primary driver of these cost increases. During the first quarter of 2005, “at-the-pump” prices of fuel were approximately 30% higher than those experienced in the first quarter of 2004 and represented approximately 6.1% of total revenues.

Also during the quarter, the company announced that one of its ships experienced a breakdown in its propulsion unit which is estimated to reduce 2005 earnings per share by approximately $0.03-$0.04, divided roughly evenly between the first two quarters.

Because of excellent bookings during the beginning of the year, the company decided to defer certain expenses, including its marketing spend, to later in the year. Partially offsetting these changes, the company incurred higher than expected payroll and benefit expenses. Despite these expenses and costs incurred in connection with the cancellation of a 10-night Hawaiian cruise, the increase in Net Cruise Costs per APCD was in-line with the company’s previous guidance.

Fuel costs continue to be the most important variable impacting Net Cruise Costs and make forecasting very difficult. In the company’s last update, it estimated that at-the-pump fuel prices for the first quarter would increase about 11% over the average level for 2004. The company also estimated that if that 11% figure continued for the full year it would cost an additional $23 million (net of hedges). Fuel prices for the first quarter were 11% higher than the 2004 yearly average. However, since then, at-the-pump fuel prices have continued to rise despite the fact that crude oil prices have actually fallen slightly. Currently, at-the-pump fuel prices are 20% higher than the 2004 yearly average. If prices for the remainder of 2005 remain at today’s level, that price increase would cost the company $26 million in addition to the $23 million previously disclosed. Based on this assumption, Net Cruise Costs per APCD for 2005 would increase approximately 5% to 6% compared to 2004. The price increase in fuel accounts for approximately 3 percentage points of this increase.

Based upon the above, management expects full year 2005 earnings per share to be in the range of $2.65 to $2.85. On the same basis, second quarter 2005 earnings per share are expected to be in the range of $0.55 to $0.60.

In early April, the company announced its order with Finnish shipbuilder Aker Finnyards for a third ship in its Freedom class. Destined for the Royal Caribbean International fleet, the three 158,000-GRT ships will each carry approximately 3,600 passengers double occupancy when completed. This is approximately 15 percent larger than its Voyager class predecessors. The third Freedom class ship is expected to enter service in early 2008.

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be listened to, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com. A slide presentation will accompany the conference call, and is also available for viewing at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

Available Passenger Cruise Days are the company’s measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Yields

Net Yields represent Gross Yields less commissions, transportation and other expenses and onboard and other expenses per APCD. The company utilizes Net Yields to manage its business on a day-to-day basis and believes that it is the most relevant measure of its pricing performance. The company has not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, the company does not believe that reconciling information for such projected figures would be meaningful.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring the company’s ability to control costs in a manner that positively impacts net income, the company believes changes in Net Cruise Costs to be the most relevant indicator of its performance. The company has not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, the company does not believe that reconciling information for such projected figures would be meaningful.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 29 ships in service and three under construction. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.

Certain statements in this news release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek” and similar expressions are intended to identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to: general economic and business conditions, vacation industry competition (including cruise industry competition), changes in vacation industry capacity (including over capacity in the cruise vacation industry), the impact of tax laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships (including those involving the health and safety of passengers), reduced consumer demand for cruises as a result of any number of reasons (including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling), our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal stockholders, the impact of changes in operating and financing costs (including changes in foreign currency and interest rates and fuel, food, payroll, insurance and security costs), weather and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share data)

	First Quarter Ended
	March 31,

	2005	2004

Passenger ticket revenues	$ 872,672	$ 790,093
Onboard and other revenues	295,405	271,591

Total revenues	1,168,077	1,061,684

Cruise operating expenses
Commissions, transportation and other	213,572	203,904
Onboard and other	60,954	57,883
Payroll and related	127,785	115,942
Food	67,568	65,836
Other operating	237,503	210,834

Total cruise operating expenses	707,382	654,399
Marketing, selling and administrative expenses	161,530	150,238
Depreciation and amortization expenses	99,762	96,579

Operating Income	199,403	160,468

Other income (expense)
Interest income	2,447	1,449
Interest expense, net of interest capitalized	(75,289)	(75,740)
Other income	8,782	9,669

	(64,060)	(64,622)

Net Income	$ 135,343	$ 95,846

Earnings Per Share
Basic	$ 0.67	$ 0.49
Diluted	$ 0.63	$ 0.47

Weighted-Average Shares Outstanding:
Basic	201,619	197,425
Diluted	236,209	216,000

STATISTICS

	First Quarter Ended March 31,

	2005	2004

Occupancy	105.7%	104.2%
Passenger Cruise Days	5,772,957	5,512,049
APCD	5,462,012	5,289,536

ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	As of

	March 31,	December 31,
	2005	2004

	(unaudited)
Assets Current assets Cash and cash equivalents	$ 311,340	$ 628,578
Trade and other receivables, net	82,239	84,899
Inventories	59,585	60,260
Prepaid expenses and other assets	109,024	86,869

Total current assets	562,188	860,606
Property and equipment — at cost less accumulated depreciation and amortization	10,172,558	10,193,443
Goodwill — less accumulated amortization of $138,606	278,561	278,561
Other assets	586,804	631,474

	$11,600,111	$11,964,084

Liabilities and Shareholders’ Equity
Current liabilities Current portion of long-term debt	$ 330,419	$ 905,374
Accounts payable	185,507	162,973
Accrued expenses and other liabilities	320,544	330,073
Customer deposits	1,004,507	875,082

Total current liabilities	1,840,977	2,273,502
Long-term debt	4,794,517	4,826,570
Other long-term liabilities	66,127	59,492
Commitments and contingencies Shareholders’ equity Common stock ($.01 par value; 500,000,000 shares authorized; 201,841,185 and 201,253,140 shares issued)	2,018	2,012
Paid-in capital	2,222,604	2,206,157
Retained earnings	2,642,387	2,533,265
Accumulated other comprehensive income	39,898	71,363
Treasury stock (606,642 and 596,556 common shares at cost)	(8,417)	(8,277)

Total shareholders’ equity	4,898,490	4,804,520

	$11,600,111	$11,964,084

ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)

	First Quarter Ended
	March 31,

	2005	2004

Operating Activities Net income	$ 135,343	$ 95,846
Adjustments:
Depreciation and amortization	99,762	96,579
Accretion of original issue discount on debt	13,426	12,610
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(716)	(702)
Decrease (increase) in inventories	675	(3,181)
Increase in prepaid expenses and other assets	(18,846)	(35,174)
Increase in accounts payable	21,884	5,821
Decrease in accrued expenses and other liabilities	(3,411)	(9,566)
Increase in customer deposits	129,425	149,986
Other, net	4,165	1,599

Net cash provided by operating activities	381,707	313,818

Investing Activities Purchases of property and equipment	(74,928)	(79,182)
Purchases of short-term investments	(56,500)	(303,822)
Proceeds from sale of short-term investments	56,500	129,950
Other, net	(1,159)	12,326

Net cash used in investing activities	(76,087)	(240,728)

Financing Activities
Repayments of long-term debt	(600,097)	(24,961)
Dividends	(28,049)	(28,460)
Proceeds from exercise of common stock options	5,152	42,158
Other, net	136	(12,788)

Net cash used in financing activities	(622,858)	(24,051)

Net (decrease) increase in cash and cash equivalents	(317,238)	49,039
Cash and cash equivalents at beginning of period	628,578	330,086

Cash and cash equivalents at end of period	$311,340	$379,125

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$ 59,401	$ 62,255